FOR IMMEDIATE RELEASE

July 23, 2008

Contact:  Rosemarie Faccone

     Susan Jordan

     732-577-9997

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES SALE OF RAMSEY, NEW JERSEY, PROPERTY

FREEHOLD, NJ,  July 23, 2008……Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA), (the “Company”) announced the sale on July 22, 2008, of its 44,719 square foot industrial property located at 565 East Crescent Avenue, Ramsey, New Jersey, to HSM Acquisition Partners, Inc., a Delaware corporation and other related parties, for a selling price of $4,050,000.  The building, which is tenanted by Bogen Imaging, Inc., was originally purchased by the Company in February of 1969 for $344,000.  An additional $1,070,000 was spent on the subsequent expansion of the property in 1984.  The depreciated cost was approximately $461,000, and the gain on sale to be reported in the year ending September 30, 2008, will be approximately $3,500,000.  The property was not subject to a mortgage and the cash proceeds from this sale will be used for corporate purposes.

Eugene W. Landy, President, stated that, “This sale reflects the fact that Monmouth Real Estate Investment Corporation, which has been in business for 40 years, has a substantial number of properties that have values considerably in excess of the initial cost.”

The decision to sell the property and the terms of the sale were recommended by the Company’s Business Judgment Committee, whose members consist of independent directors.  The Business Judgment Committee obtained an independent appraisal of the property to assist in determining the contract terms.  The Company believes that the terms of the sale are comparable to what the Company could have agreed to with an unrelated party.  The purchaser is not a totally unrelated party in that a one-third interest in the purchasing group is owned by the President of the real estate advisor to the Company who is also related to one of the Directors of the Company.  The majority of the purchasing entity is not a related party.  No real estate commission was paid on this transaction.

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Monmouth Real Estate Investment Corporation is a publicly owned real estate investment trust specializing in net-leased industrial property.  Effective with the sale of the Ramsey property, Monmouth Real Estate Investment Corporation’s equity portfolio now consists of fifty-six industrial properties and one shopping center located in twenty-five states.  In addition, the Company owns a portfolio of REIT securities.

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